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                                                                       EXHIBIT 5

                        [SULLIVAN & CROMWELL LETTERHEAD]

                                                                February 7, 1995

Shawmut National Corporation,
777 Main Street,
Hartford, Connecticut 06115

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933 (the "Act") of 8,034,055 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Shawmut National Corporation, a Delaware corporation (the "Company"), issuable in connection with the Agreement and Plan of Merger, dated as of June 11, 1994 (the "Agreement"), by and between the Company and Northeast Federal Corp., a Delaware corporation, and the related preferred stock purchase rights (the "Rights") to be issued pursuant to the Rights Agreement, dated as of February 28, 1989 (the "Rights Agreement"), between the Company and Chemical Bank, successor by merger to Manufacturers Hanover Trust Company, as Rights Agent (the Common Stock and Rights being herein collectively referred to as the "Securities"), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

          (1) When the registration statement relating to the Securities (the "Registration Statement") has become effective under the Act, and the Common Stock to be issued in connection with the Agreement has been duly issued and delivered as contemplated by the Agreement, such Common Stock will be validly issued, fully paid and nonassessable.

          (2) Assuming that the Board of Directors of the Company, after fully informing itself with respect to the Rights Agreement and the Rights and after giving due consideration to all relevant matters, determined that the execution and delivery of the Rights Agreement and the issuance of the Rights thereunder would be in the best interests of the Company and its stockholders, and assuming further that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, then when the Registration Statement has become effective under the Act and the Common Stock to be issued in connection with the Agreement had been validly issued as contemplated by the Agreement, the Rights attributable to such Common Stock will be validly issued.

     In connection with our opinion set forth in paragraph (2) above, we note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

     The foregoing opinion is limited to the Federal laws of the United States, and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of Securities" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,

                                          /s/  SULLIVAN & CROMWELL